                                                                     Exhibit 8.3


                           [Oakmark Fund Letterhead]



                                      September 8, 1992


State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171

Gentlemen:

     This is to advise you that Harris Associates Investment Trust (Trust) has established a new series of shares to be known as The Oakmark International Fund. In accordance with the Additional Series provision in Section 17 of the Custodian Contract dated July 10, 1991 and in Article 8 of the Transfer Agency and Service Agreement dated July 10, 1991 between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

     Please indicate your acceptance of the foregoing by executing three copies of this Letter Agreement, returning two to the Trust and retaining one copy for your records.

                              HARRIS ASSOCIATES INVESTMENT TRUST


                              By:  /s/ Victor A. Morgenstern
                                   -------------------------
                                   Victor A. Morgenstern
                                   President


Agreed to this 8th day of September, 1992.

STATE STREET BANK AND TRUST COMPANY


By   [Signature]
     -------------------------
     Vice President